Exhibit 1(m)

BLACKROCK FOCUS GROWTH FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK FOCUS GROWTH FUND, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation hereby amends its charter by deleting ARTICLE I thereof in its entirety and replacing it with the following:

ARTICLE I

NAME

The name of the Corporation is:

BLACKROCK LARGE CAP FOCUS GROWTH FUND, INC.

SECOND: The amendment to the charter of the Corporation that is effected by these Articles of Amendment was approved by a majority of the Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law and is therefore made without action by the stockholders.

THIRD: As amended hereby, the charter of the Corporation shall remain in full force and effect.

FOURTH: These Articles of Amendment shall be effective as of the 9th day of December, 2019.

[signatures on the next page]

IN WITNESS WHEREOF, BLACKROCK FOCUS GROWTH FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 29th day of November 2019.

ATTEST:	BLACKROCK FOCUS GROWTH FUND, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer

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